UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 14, 2015

GTT Communications, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35965	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Tysons One Place

Suite 1450

McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

GTT Communications, Inc. (the “Company”) announced on April 14, 2015 that Michael Sicoli, age 44, has been appointed as the Company’s Chief Financial Officer, effective as of April 13, 2015.

Mr. Sicoli most recently served as principal of MTS Advisors from April 2013 to the present, where he provided consulting and advisory services in the areas of diligence, business development, strategic planning, raising capital and operation improvement.  Prior to MTS Advisors, from August 2010 until its sale to Lightower Networks in April 2013, Mr. Sicoli was the Chief Executive Officer of Sidera Networks, a privately owned provider of tailored, high capacity communications services to large enterprise, carrier and data center customers.  Prior to joining Sidera Networks, Mr. Sicoli served as the Chief Financial Officer of RCN Corporation, a publicly-traded competitive broadband service provider, from 2005 until its sale to a private equity firm in August 2010.  Mr. Sicoli holds an MBA from the University of Virginia Darden School of Business and a BA in Economics from the College of William and Mary.

Pursuant to his employment agreement, Mr. Sicoli’s salary will be at the rate of $310,000 per annum and he will be eligible to participate in the Company’s benefit plans.  Mr. Sicoli will be eligible to earn an annual discretionary bonus of up to $190,000 (prorated to 75% in 2015), with the bonus formula and annual target bonus amount being subject to review and adjustment in accordance with the Company’s customary practices concerning compensation for similarly situated employees.  Mr. Sicoli has been granted 20,000 shares of restricted common stock in the Company and options to acquire 20,000 shares of the Company’s common stock, which will vest in equal annual installments over a four year term.  In addition, Mr. Sicoli received a performance grant of 40,000 shares of restricted common stock in the Company, 20,000 of which will start to vest once the Company has achieved a $400 million revenue run rate and 20,000 of which will start to vest once the Company has achieved a $100 million Adjusted EBITDA run rate, with the vesting period being in either four or eight equal quarterly instalments depending upon whether one or both of the performance targets has been achieved.  The vesting of Mr. Sicoli’s equity awards will be accelerated in part upon a termination of his employment without cause and accelerated in full upon a change of control of the Company.  In the event the Company terminates Mr. Sicoli’s employment without cause or Mr. Sicoli terminates his employment for ‘good reason’, then, subject to certain conditions, the Company will pay severance to him in the form of salary and health benefit continuation for a period of 12 months and in the form of a prorated bonus for the year in which such termination occurs.  The Company will file a copy of Mr. Sicoli’s employment agreement with its Quarterly Report on Form 10-Q for the period ending June 30, 2015.

There are no arrangements or understandings between Mr. Sicoli and any other persons pursuant to which Mr. Sicoli was elected as the Company’s Chief Financial Officer.  With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Sicoli and any director or executive officer of the Company.  With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Sicoli and the Company that would be required to be reported.

Mr. Sicoli will succeed Michael Bauer, the Company’s current Chief Financial Officer, who will remain with the Company as a finance executive.

Item 7.01	Regulation FD Disclosure

On April 14, 2015, the Company issued a news release announcing the appointment of Mr. Sicoli as its Chief Financial Officer effective on April 13, 2015.

A copy of the news release is furnished with this Form 8-K as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d)         Exhibits

99.1                        Press Release dated April 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2015	GTT COMMUNICATIONS, INC.

/s/ Chris McKee
Chris McKee
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 14, 2015